Exhibit (14)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use, in the Registration Statement of Highland Credit Strategies Fund on Form N-14 (“Registration Statement”), of our report dated February 27, 2008 relating to the financial statements of Highland Credit Strategies Fund which is incorporated by reference in such Registration Statement, and of our report dated March 13, 2008 relating to the financial statements of Highland Distressed Opportunities, Inc., which is both included in and incorporated by reference in such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
December 24, 2008